Exhibit 97

Entera Bio Ltd.
Executive Officer Clawback Policy

Approved by the Board of Directors on November 30, 2023 (the “Adoption Date”)

I.	Purpose

This Executive Officer Clawback Policy describes the circumstances under which Covered Persons of Entera Bio Ltd., a company organized under the laws of the State of Israel, and any of its direct or indirect subsidiaries (collectively, the “Company”) will be required to repay or return Erroneously-Awarded Compensation to the Company.

This Policy and any terms used in this Policy shall be construed in accordance with all applicable SEC regulations promulgated to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), including, without limitation, Rule 10D-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules adopted by Nasdaq and all applicable provisions of the Israeli Companies Law of 1999 and the applicable regulations (collectively, the “Companies Law”). For the avoidance of doubt, this Policy is adopted in order to accommodate the requirements and restrictions of the Dodd-Frank Act, and shall not be construed to grant any additional rights to any Covered Person that he or she did not have prior to the date hereof.

Each Covered Person shall sign an Acknowledgement and Agreement to the Clawback Policy in the form attached hereto as Exhibit A as a condition to his or her participation in any of the Company’s incentive-based compensation programs; provided, that, this Policy shall apply to each Covered Person, irrespective of whether such Covered Person shall have failed, for any reason, to have executed such acknowledgment and agreement.

II.	Definitions

For purposes of this Policy, the following capitalized terms shall have the respective meanings set forth below:

(a)
“Accounting Restatement” means an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial restatements that is material to the previously issued financial statements (a “Big R” restatement), or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement). Notwithstanding the foregoing, none of the following changes to the Company’s financial statements represent error corrections and shall not be deemed an Accounting Restatement: (a) retrospective application of a change in accounting principle; (b) retrospective revision to reportable segment information due to a change in the structure of the Company’s internal organization; (c) retrospective reclassification due to a discontinued operation; (d) retrospective application of a change in reporting entity, such as from a reorganization of entities  under common control; and (e) retrospective revision for share splits, reverse share splits, share dividends or other changes in capital structure.

(b)	“Administrator” means the Committee or any other committee designated by the Board, unless the Board determines to administer this Clawback Policy itself.

(c)	“Board” means the Board of Directors of the Company.

(d)
“Clawback-Eligible Incentive Compensation” means, in connection with an Accounting Restatement, any Incentive-Based Compensation Received by a Covered Person (regardless of whether such Covered Person was serving at the time that Erroneously-Awarded Compensation is required to be repaid) (i) on or after the Nasdaq Effective Date, (ii) after beginning service as a Covered Person, (iii) while the Company has a class of securities listed on a national securities exchange or national securities association and (iv) during the Clawback Period.

(e)
“Clawback Period” means, with respect to any Accounting Restatement, the three completed fiscal years immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.

(f)	“Committee” means the Compensation Committee of the Board.

(g)	“Compensation Policy” means the Company’s compensation policy for officers and directors, as adopted in accordance with the Companies Law.

(h)
“Covered Person” means any person who is, or was at any time, during the Clawback Period, an Executive Officer. For the elimination of doubt, Covered Person may include a former Executive Officer who left the Company, retired or transitioned to a non-Executive Officer role (including after serving as an Executive Officer in an interim capacity) during the Clawback Period, and this Policy applies regardless of whether the Covered Person was at fault for an accounting error that resulted in, or contributed to, the Accounting Restatement.

(i)
“Erroneously-Awarded Compensation” means the amount of Clawback-Eligible Incentive Compensation that exceeded the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts set forth in the Accounting Restatement. This amount must be computed without regard to any taxes paid.

(j)
“Executive Officer” means (i) the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person (including an officer of the Company’s parent(s) or subsidiaries) who performs similar policy-making functions for the Company, or (ii) an “Officer” within the meaning set forth in the Companies Law. For the sake of clarity, at a minimum, all persons who are executive officers pursuant to Item 401(b) of Regulation S-K shall be deemed “Executive Officers”.

(k)
“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures, including, without limitation, measures that are “non-GAAP financial measures” for purposes of Exchange Act Regulation G and Item 10(e) of Regulation S-K, as well as other measures, metrics and ratios that are not non- GAAP measures. For purposes of this Policy, Financial Reporting Measures shall include share price and total shareholder return (and any measures that are derived wholly or in part from share price or total shareholder return). A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a Company filing with the SEC.

(l)	“Incentive-Based Compensation” has the meaning set forth in Section III below.

(m)	“Nasdaq” means The Nasdaq Stock Market LLC.

(n)	“Nasdaq Effective Date” means October 2, 2023.

(o)	“Policy” means this Executive Officer Clawback Policy, as the same may be amended or restated from time to time.

(p)
“Received” means Incentive-Based Compensation received, or deemed to be received, in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant occurs after such fiscal period.

(q)	“Repayment Agreement” has the meaning set forth in Section V below.

(r)
“Restatement Date” means the earlier of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement and (ii) the date that a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

(s)	“RSUs” means restricted share units.

(t)	“SARs” means share appreciation rights.

(u)	“SEC” means the U.S. Securities and Exchange Commission.

III.	Incentive-Based Compensation

“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

For purposes of this Policy, specific examples of Incentive-Based Compensation include, but are not limited to:

•	Non-equity incentive plan awards that are earned based, wholly or in part, based on satisfaction of a Financial Reporting Measure-based performance goal;
•	Bonuses paid from a “bonus pool,” the size of which is determined, wholly or in part, based on satisfaction of a Financial Reporting Measure-based performance goal;

•	Other cash awards based on satisfaction of a Financial Reporting Measure-based performance goal;
•
Restricted shares, RSUs, performance share units, share options and SARs that are granted or become vested, wholly or in part, on satisfaction of a Financial Reporting Measure-based performance goal; and

•
Proceeds Received upon the sale of shares acquired through an incentive plan that were granted or vested based, wholly or in part, on satisfaction of a Financial Reporting Measure-based performance goal.

For purposes of this Policy, Incentive-Based Compensation excludes:

•	Base salaries (except with respect to any salary increases earned, wholly or in part, based on satisfaction of a Financial Reporting Measure-based performance goal);
•	Bonuses paid solely at the discretion of the Committee or Board that are not paid from a “bonus pool” that is determined by satisfying a Financial Reporting Measure-based performance goal;
•	Bonuses paid solely upon satisfying one or more subjective standards or completion of a specified employment period;
•	Non-equity incentive plan awards earned solely upon satisfying one or more strategic measures or operational measures; and
•	Equity awards that vest solely based on the passage of time or satisfaction of one or more non-Financial Reporting Measures.

IV.	Determination and Calculation of Erroneously-Awarded Compensation

In the event of an Accounting Restatement, the Committee shall promptly determine the amount of any Erroneously-Awarded Compensation for each Executive Officer in connection with such Accounting Restatement and shall promptly thereafter provide each Executive Officer with a written notice containing the amount of Erroneously-Awarded Compensation and a demand for repayment, return or forfeiture thereof, as applicable.

(a)
Cash Awards. With respect to cash awards, the Erroneously-Awarded Compensation is the difference between the amount of the cash award (whether payable as a lump sum or over time) that was Received and the amount that should have been Received applying the restated Financial Reporting Measure.

(b)
Cash Awards Paid From Bonus Pools. With respect to cash awards paid from bonus pools, the Erroneously-Awarded Compensation is the pro rata portion of any deficiency that results from the aggregate bonus pool that is reduced based on applying the restated Financial Reporting Measure.

(c)
Equity Awards. With respect to equity awards, if the shares, options, RSUs, SARs or other equity awards are still held at the time of recovery, the Erroneously-Awarded Compensation is the number of such securities Received in excess of the number that should have been Received applying the restated Financial Reporting Measure (or the value in excess of that number). If the restricted shares, options, RSUs, SARs or other equity awards have been exercised, vested, settled, or otherwise been converted into the underlying shares, but the underlying shares have not been sold, the Erroneously-Awarded Compensation is the number of shares underlying the excess shares, options, SARs, RSUs or other equity awards (or the value thereof). If the underlying shares have already been sold, then [the Administrator  shall determine the amount that most reasonably estimates the Erroneously-Awarded Compensation and retain documentation reflecting the estimate analysis and provide to Nasdaq if deemed appropriate by the Board or requested by Nasdaq.

(d)
Compensation Based on Share Price or Total Shareholder Return. For Incentive-Based Compensation based on (or derived from) share price or total shareholder return, where the amount of Erroneously-Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the Administrator based on a reasonable estimate of the effect of the Accounting Restatement on the share price or total shareholder return upon which the Incentive-Based Compensation was Received (in which case, the Administrator shall maintain documentation of such determination of that reasonable estimate and provide such documentation to Nasdaq in accordance with applicable listing standards).

V.	Recovery of Erroneously-Awarded Compensation

Once the Administrator has determined the amount of Erroneously-Awarded Compensation recoverable from the applicable Covered Person, the Administrator shall take action to recover the Erroneously-Awarded Compensation reasonably promptly. The Company’s obligation to recover Erroneously-Awarded Compensation is not dependent on if or when the restated financial statements pursuant to the applicable Accounting Restatement are filed with the SEC. Unless otherwise determined by the Administrator, the Administrator shall pursue the recovery of Erroneously-Awarded Compensation as set forth below:

(a)
Cash Awards. With respect to cash awards, the Administrator shall either (i) require the Covered Person to repay the Erroneously-Awarded Compensation in a lump sum in cash (or such property as the Administrator agrees to accept with a value equal to such Erroneously-Awarded Compensation) or (ii) if approved by the Administrator, offer to enter into a Repayment Agreement. If the Covered Person accepts such offer and signs the Repayment Agreement within a reasonable time as determined by the Committee, the Company shall countersign such Repayment Agreement.

(b)
Unvested Equity Awards. With respect to those equity awards that have not yet vested, the Administrator shall take such action as is necessary to cancel, or otherwise cause to be forfeited, the awards in the amount of the Erroneously-Awarded Compensation.

(c)
Vested Equity Awards. With respect to those equity awards that have vested or exercised and the underlying shares have not been sold, the Administrator shall take such action as is necessary to cause the Covered Person to deliver and surrender the underlying shares in the amount of the Erroneously-Awarded Compensation.

In the event that the Covered Person has sold the underlying shares, the Administrator shall either (i) require the Covered Person to repay the Erroneously-Awarded Compensation in a lump sum in cash (or such property as the Administrator agrees to accept with a value equal to such Erroneously-Awarded Compensation) or (ii) if approved by the Administrator, offer to enter into a Repayment Agreement. If the Covered Person accepts such offer and signs the Repayment Agreement within a reasonable time as determined by the Administrator, the Company shall countersign such Repayment Agreement.

(d)
Repayment Agreement. “Repayment Agreement” means a written agreement (in a form reasonably acceptable to the Committee) with the Covered Person that provides for the Covered Person’s repayment of the Erroneously-Awarded Compensation as promptly as possible without unreasonable economic hardship to the Covered Person.

(e)
Effect of Non-Repayment. To the extent that a Covered Person fails to repay all Erroneously-Awarded Compensation to the Company when due (as determined in accordance with this Policy), the Company shall take all actions reasonable and appropriate to recover such outstanding Erroneously-Awarded Compensation from the applicable Covered Person. Unless otherwise determined by the Committee in its sole discretion, the applicable Covered Person shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously-Awarded Compensation in accordance with the immediately preceding sentence.

The Administrator shall have broad discretion to determine the appropriate means of recovery of Erroneously-Awarded Compensation based on all applicable facts and circumstances and taking into account the time value of money and the cost to shareholders of delaying recovery. However, in no event may the Company accept an amount that is less than the amount of Erroneously-Awarded Compensation in satisfaction of a Covered Person’s obligations hereunder.

For clarity, the recovery of Erroneously-Awarded Compensation under this Policy will not give rise to any Executive Officer’s right to voluntarily terminate employment for “good reason” or due to a “constructive termination” (or any similar term of like effect) under any plan, program or policy of or agreement with the Company or any of its affiliates.

VI.	Discretionary Recovery

Notwithstanding anything herein to the contrary, the Company shall not be required to take action to recover Erroneously-Awarded Compensation if any one of the following conditions are met and the Administrator determines that recovery would be impracticable:

(i)
The direct expenses paid to a third party to assist in enforcing this Policy against a Covered Person would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously-Awarded Compensation, documented such attempts and provided such documentation to Nasdaq;

(ii)
Recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously-Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation and a copy of the opinion is provided to Nasdaq; or

(iii)
Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

VII.	Reporting and Disclosure Requirements

The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the U.S. federal securities laws, including the disclosure required by the applicable filings required to be made with the SEC.

VIII.	Effective Date

This Policy shall apply to all Incentive-Based Compensation Received on or after the Nasdaq Effective Date.

IX.	No Indemnification; No Liability

The Company shall not indemnify any Covered Person against the loss of Erroneously-Awarded Compensation and shall not pay, or reimburse any Covered Persons for premiums, for any insurance policy to fund such Covered Person’s potential recovery obligations. None of the Company, an affiliate of the Company, or any member of the Committee or the Board shall have any liability to any person as a result of actions taken under this Policy.

X.	Administration

The Administrator has the sole discretion to administer this Policy and ensure compliance with Nasdaq listing rules and any other applicable law, regulation, rule or interpretation of the SEC or Nasdaq promulgated or issued in connection therewith. Actions of the Committee pursuant to this Policy shall be taken by the vote of a majority of its members. The Administrator shall, subject to the provisions of this Policy, make such determinations and interpretations and take such actions as it deems necessary, appropriate or advisable. All determinations and interpretations made by the Administrator shall be final, binding and conclusive. Any action or inaction by the Administrator with respect to a Covered Person under this Policy in no way limits the actions or decisions of the Administrator not to act with respect to any other Covered Person under this Policy or under any similar policy, agreement or arrangement, nor shall any such action or inaction serve as a waiver of any rights the Company may have against any Covered Person other than as set forth in this Policy.

XI.	Amendment; Termination

The  Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by the Companies Law, any U.S. federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company’s securities are then listed. The Board may terminate this Policy at any time. Notwithstanding anything in this Section XI to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate the Companies Law, any U.S. federal securities laws, SEC rule, or the rules of any national securities exchange or national securities association on which the Company’s securities are then listed.

XII.	Other Recoupment Rights; No Additional Payments

The Board intends that this Policy will be applied to the fullest extent of the law. The Administrator may require that any employment agreement, equity award agreement or any other agreement entered into on or after the Adoption Date shall, as a condition to the grant of any benefit thereunder, require a Covered Person to agree to abide by the terms of this Policy; provided, that, this Policy shall apply to all Covered Persons irrespective of any such explicit agreement. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other rights under applicable law, regulation or rule or pursuant to any similar policy in any employment agreement, equity plan, equity award agreement or similar arrangement and any other legal remedies available to the Company. However, unless otherwise prohibited by applicable law, this Policy shall not provide for recovery of Incentive-Based Compensation that the Company has already recovered pursuant to Section 304 of the Sarbanes-Oxley Act or Other Recovery Obligations.

XIII.	Severability

The provisions in this Policy are intended to be applied to the fullest extent of the law; provided, however, to the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

XIV.	Application; Enforceability

Except as otherwise determined by the Administrator, the adoption of this Policy does not limit, and is intended to apply in addition to any recovery arrangements or clawback provisions contained in any employment agreement, bonus plan, incentive plan, equity-based plan, and, for the avoidance of doubt, the Compensation Policy (“Other Recovery Arrangements”). Without limiting the foregoing, in the event of a conflict between this Policy and the Compensation Policy, the latter shall prevail, except with respect to: (a) the recovery of any portion of Clawback-Eligible Incentive Compensation that is Erroneously-Awarded Compensation that would not be recoverable under the Other Recovery Arrangements, or (b) the recovery of any portion of Clawback-Eligible Incentive Compensation that is Erroneously-Awarded Compensation that is covered under this Policy or that is subject to any of the applicable SEC regulations promulgated to comply with Section 954 of the Dodd-Frank Act, where in each case, this Policy shall prevail.

XV.	Successors

This Policy shall be binding and enforceable against all Covered Persons and their beneficiaries, heirs, executors, administrators or other legal representatives.

Exhibit A

ACKNOWLEDGEMENT AND AGREEMENT
TO THE
EXECUTIVE OFFICER CLAWBACK POLICY
OF
ENTERA BIO LTD.

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of Entera Bio Ltd.’s Executive Officer Clawback Policy (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy.

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously-Awarded Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner permitted by, the Policy.

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that any debt he or she shall have toward the Company pursuant to the Policy shall be regarded as an agreed-upon debt, including according to the Israeli Wage Protection Law-1958 (to the extent applicable to the undersigned), and that the Company may deduct the amount of such debt from any amount due to the undersigned from any source whatsoever.

Signature

Name

Date